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                                                                    EXHIBIT 10.2

                                    FORM OF
                                    -------
                         TAX DISAFFILIATION AGREEMENT
                         ----------------------------

          This TAX DISAFFILIATION AGREEMENT ("Agreement"), dated as of ________, 1998, is made and entered into by and between AccuStaff Incorporated, a Florida corporation (the "Company"), and Strategix Solutions, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company ("Newco").

                                   RECITALS
                                   --------

          The Company is the common parent of an affiliated group of corporations (the "Company Affiliated Group") within the meaning of Section 1504(a) of the Code (as defined below), and the members of the Company Affiliated Group have heretofore joined in filing consolidated Federal income tax returns.

          Newco intends to offer not more than 20 percent of its authorized but not issued stock to the public (the "Offering"). After the Offering, the Company will retain 80 percent or more of the voting power and value of Newco.

          Following the Offering, the Company expects, pursuant to the Reorganization and Spin-off Agreement between AccuStaff Incorporated and Strategix Solutions, Inc. dated as of ___________, 1998 (the "Distribution Agreement") between Company and Newco and subject to the terms thereof, to distribute its entire remaining interest in Newco stock pro rata to the
                                                        --- ----
Company's shareholders (the "Distribution").

          The Company and Newco intend the Distribution to be a transaction described in Sections 368(a)(1)(D) and 355 of the Code after which neither Newco nor any of its Subsidiaries (as defined below) will be a member of the Company Affiliated Group for Federal income tax purposes.

          The Company and Newco desire on behalf of themselves, their respective Subsidiaries and their successors to set forth their rights and obligations with respect to Taxes (as defined below) due for periods before and after the Distribution.

     NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

          For the purposes of this Agreement:

          1.1  "CODE" shall mean the Internal Revenue Code of 1986, as amended.
                ----

          1.2  "COMPANY GROUP" shall mean, for any period, the Company and its
                -------------
then Subsidiaries.
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          1.3  "DISTRIBUTION DATE" shall mean the day on which, due to the
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distribution of the shares of Newco Common Stock to the Company's shareholders,
Newco could no longer be considered a member of the Company Affiliated Group.

          1.4  "EVENT OF LOSS" shall mean the incurrence by the Company Group of
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any liability for Taxes arising as a result of the Distribution and related transactions failing to qualify as a tax-free reorganization and distribution within the meaning of Sections 368(a)(1)(D) and 355 of the Code.

          1.5  "FINAL DETERMINATION" shall mean with respect to any issue (i) a
                -------------------
decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final and not subject to further appeal, (ii) a closing agreement entered into under
Section 7121 of the Code or any other binding settlement agreement (whether or not with the Service) entered into in connection with or in contemplation of an administrative or judicial proceeding, or (iii) the completion of the highest level of administrative proceedings if a judicial contest is not available or is no longer available.

          1.6  "INDEMNITOR" shall have the meaning set forth in Section 5.2.
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          1.7  "OVERLAP PERIOD" shall have the meaning set forth in Section
                --------------
2.6(b).

          1.8  "PERIOD AFTER DISTRIBUTION" shall mean any taxable year or other
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taxable period beginning after the Distribution Date and, in the case of any taxable year or other taxable period beginning before and ending after the Distribution Date, that part of the taxable year or other taxable period beginning after the close of the Distribution Date.

          1.9  "PERIOD BEFORE DISTRIBUTION" shall mean any taxable year or other
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taxable period ending on or before the Distribution Date and, in the case of any taxable year or other taxable period beginning before and ending after the Distribution Date, that part of the taxable year or other taxable period through the close of the Distribution Date.

          1.10  "NEWCO GROUP" shall mean, for any period, Newco and its then
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Subsidiaries.

          1.11  "SERVICE" shall mean the Internal Revenue Service.
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          1.12  "STAPLED OPTIONS" shall mean the stock options, as described in
                 ---------------
the Employee Benefits Agreement between the Company and Newco, issued to certain Newco employees in connection with the Company stock options held by such employees.

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          1.12  "SUBSIDIARY" shall mean a corporation, partnership, joint
                 ----------
venture or other business entity where 50% or more of the outstanding equity or voting power of such entity is owned directly or indirectly by another corporation. In determining whether a Subsidiary is a Subsidiary of Newco or Company for any period, Newco shall not be considered a Subsidiary of Company, and any Subsidiary of Newco shall be considered a Subsidiary of Newco, not Company, for such period.

          1.13  "TAX" or "TAXES" whether used in the form of a noun or
                 ---      -----
adjective, shall mean any tax or taxes (whether domestic or foreign) on or measured by or with respect to income, franchise, gross receipts, sales, use, excise, payroll, personal property, real property, ad valorem, value-added,
                                                   -- -------
leasing, leasing use and shall also include all other taxes, levies, imposts, duties, charges or withholdings of any nature. Whenever the term "Tax" or "Taxes" is used (including, without limitation, regarding any duty to reimburse another party for indemnified Taxes or refunds or credit of Taxes) it shall include penalties, fines, additions to Tax and interest thereon.

          1.14  "TAX RETURNS" shall mean all returns or reports to be filed or
                 -----------
that may be filed for any period with any taxing authority (whether domestic or foreign) in connection with any Tax (whether domestic or foreign).

                                  ARTICLE II
                  TAX RETURNS, TAX PAYMENTS AND EVENT OF LOSS

          2.1  OBLIGATION TO FILE TAX RETURNS.  The Company shall timely file or
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cause to be filed all Tax Returns with respect to the Newco Group that (a) are filed on a consolidated, combined or unitary basis, (b) include Newco or any of its Subsidiaries and Company or any of its Subsidiaries, and (c) are required to be filed (i) for any Period Before Distribution, or (ii) for any taxable year or period of the Company Group that begins before and ends after the Distribution Date. Newco shall timely file or cause to be filed any other Tax Return with respect to the Newco Group.

          2.2  COMPANY TAX RETURN PREPARATION.  Newco shall timely prepare the
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Tax Returns of each member of the Company Group (a) for any taxable year or taxable period which ends on or before one year after the Distribution Date or
(b) for any Tax imposed on or before one year after the Distribution Date. Newco shall deliver to the Company the Tax Returns to enable the Company to fulfill its obligations pursuant to Section 2.1 above. Through January 31, 1999, Newco shall prepare and file all Federal, state and local Tax Returns relating to Company's employee payroll. In consideration, Company shall pay Newco an amount equal to the fair market value of such services.

          2.3  OBLIGATION TO REMIT TAXES.  The Company and Newco shall each
               -------------------------
remit or cause to be remitted on a timely basis any Taxes due in respect of any Tax for which it is required to file a Tax Return or which is otherwise due and

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shall be entitled to reimbursement for such payments only to the extent provided in this Agreement.

          2.4  CERTAIN TAX SHARING OBLIGATIONS AND PRIOR AGREEMENTS.
               ----------------------------------------------------

          (a) Newco shall be liable for and shall hold the Company Group harmless against any liability attributable to Newco or to any Subsidiary that is a member of the Newco Group for Taxes, regardless of whether attributable to a Period Before Distribution or a Period After Distribution, including any liability asserted against any member of the Company Group under the provisions of Treas. Reg. (S) 1.1502-6(a) imposing several liability on members of an affiliated group of corporations that files consolidated returns, or similar provisions of any foreign, state or local law, in respect of Taxes of any member of the Newco Group. Newco shall be entitled to any refund or credit of Taxes for any period that is attributable to losses, deductions, credits, adjustments to income or other Tax attributes of the Newco Group. Refunds or credits of Taxes generated by losses, deductions, credits, adjustments to income or other Tax attributes of the Company Group shall not be treated as attributable to the Newco Group, even where such losses, deductions, credits, adjustments to income or other Tax attributes are used to offset income or Tax liability of the Newco Group.

          (b) Company shall be liable for and shall hold the Newco Group harmless against (i) any liability attributable to Company or to any Subsidiary that is a member of the Company Group for Taxes, regardless of whether attributable to a Period Before Distribution or a Period After Distribution, including any liability asserted against any member of the Newco Group under the provisions of Treas. Reg. (S) 1.1502-6(a) imposing several liability on members of an affiliated group of corporations that files consolidated returns, or similar provisions of any foreign, state or local law, in respect of Taxes of any member of the Company Group and (ii) any Tax liability for gain required to be recognized by the Company as a result of the Distribution of the Newco stock failing to qualify as a tax-free reorganization and distribution within the meaning of Sections 368(a)(1)(D) and 355 of the Code, other than a Tax liability resulting from the breach by Newco of a representation contained in Section 2.5(c)(i) of this Agreement. The Company shall be entitled to any refund of Taxes for any period that is attributable to losses, deductions, credits, adjustments to income or other Tax attributes of Company Group. Refunds or credits of Taxes generated by losses, deductions, credits, adjustments to income or other Tax attributes of the Newco Group shall not be treated as attributable to the Company Group, even where such losses, deductions, credits, adjustments to income or other Tax attributes are used to offset income or Tax liability of the Company Group.

          (c) Any and all Tax sharing agreements or practices between any member of the Company Group and any member of the Newco Group shall be terminated as of the Distribution Date; provided, however, that the Company Group and the Newco Group shall cooperate as necessary to prepare Tax Returns or answer audit requests relating to any taxable period prior to and including the Distribution Date.

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          (d)  If any AccuStaff Options or Stapled Options, as defined in the
Employee Benefits Agreement dated as of __________, 1998 between the Company and Newco, are exercised by employees of Newco after the Distribution, Newco will pay to the Company at the time any Tax benefit is realized to Newco the amount of such Tax benefit to the extent of any deduction allowable to Newco as a result of the issuance of any Company common stock under such AccuStaff Options or Stapled Options based on Newco's top marginal rate for Federal, state, and local taxes.

          2.5  EVENT OF LOSS.
               -------------

          (a) Notwithstanding anything in Section 2.4 of this Agreement to the contrary, to the extent that an Event of Loss is caused by an act (other than an act required by the Distribution Agreement) or omission of the Newco Group or the Newco Group's shareholders that constitutes a breach of Newco's representation contained in Section 2.5(c)(i) of this Agreement, Newco shall indemnify and hold harmless each member of the Company Group from and against such Event of Loss.

          (b) Notwithstanding anything in Section 2.4 of this Agreement to the contrary, to the extent that an Event of Loss is caused by an act (other than an act required by the Distribution Agreement) or omission of the Company Group or the shareholders of the Company Group that constitutes a breach of the Company's representation contained in Section 2.5(c)(ii) of this Agreement, the Company shall indemnify and hold harmless each member of the Newco Group from and against such Event of Loss.

          (c) (i) Newco represents that, except as otherwise provided in the Distribution Agreement, it has no plan or intention, as of the date hereof, to participate in any of the following described events or transactions: a reorganization pursuant to which one or more persons acquire directly or indirectly Newco stock representing a 50 percent or greater interest in Newco; a consolidation or merger; the sale or disposition of more than an immaterial portion of its assets other than in the ordinary course of business; ceasing to engage in the active conduct of a trade or business; the acquisition or disposition of shares of stock of Newco by any person or persons pursuant to which one or more persons acquire directly or indirectly Newco stock representing a 50 percent or greater interest in Newco; the redemption or repurchase of shares of its stock by Newco or any successor; the recapitalization or other reclassification of the shares of its stock by Newco or any successor; exercising, transferring or repurchasing rights distributed pursuant to a stock purchase rights plan; or any other act or omission of Newco which would result in the failure to comply with each representation and statement made to the Service in connection with any rulings received with respect to the Distribution or made to tax counsel in connection with any Tax opinions received with respect to the Distribution.

          (ii) The Company represents that, except as otherwise provided in the Distribution Agreement, it has no plan or intention, as of the date hereof, to participate in any of the following described events or transactions: a

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reorganization pursuant to which one or more persons acquire directly or indirectly Company stock representing a 50 percent or greater interest in the Company, consolidation or merger; the sale or disposition of more than an immaterial portion of its assets other than in the ordinary course of business; ceasing to engage in the active conduct of a trade or business; the acquisition or disposition of shares of stock of the Company by any person or persons pursuant to which one or more persons acquire directly or indirectly Company stock representing a 50 percent or greater interest in the Company; the redemption or repurchase of shares of its stock by the Company or any successor; the recapitalization or other reclassification of the shares of its stock by the Company or any successor; exercising, transferring or repurchasing rights distributed pursuant to a stock purchase rights plan; or any other act or omission of the Company which would result in the failure to comply with each representation and statement made to the Service in connection with any rulings received with respect to the Distribution or made to tax counsel in connection with any Tax opinions received with respect to the Distribution.

          (iii) Newco or the Company, as the case may be, may engage in acts or transactions described in paragraphs (i) or (ii) of this Section 2.5(c): (x) if the act or transaction occurs after the expiration of two years from the Distribution, (y) if the act or transaction consists of the sale, exchange or disposition of assets having a fair market value on the Distribution of 10 percent or less of the fair market value of the total assets of the Company or Newco, as the case may be; or (z) if the other party to this Agreement consents in writing in advance to such act or transactions (which consent may be given or withheld in the sole discretion of such party), or if Newco or the Company, as the case may be, at its discretion obtains a ruling from the Service, or obtains an unqualified opinion from a nationally recognized tax counsel, which ruling or opinion states, in form satisfactory to the other party to this Agreement in its sole discretion, that such action will not cause the Company Group to experience an Event of Loss, and that any Service ruling obtained remains in full force and effect and may continue to be relied upon by Newco or the Company, as the case may be, and their respective shareholders. Any acts or transactions permitted under clauses (x) or (y) of this paragraph (iii) of this Section 2.5(c) will not be treated as a breach of the representations of Newco or the Company, as the case may be, for purposes of applying the indemnification provisions of this
Section 2.5 unless there is a Final Determination that those acts or transactions result in an Event of Loss. In addition, any acts or transactions permitted under clause (z) of this paragraph (iii) of this Section 2.5(c) will not be treated as a breach of the representations of Newco or Company, as the case may be, for purposes of applying the indemnification provisions of this
Section 2.5.

          2.6  PERIOD THAT INCLUDES THE DISTRIBUTION DATE.
               ------------------------------------------

          (a) To the extent permitted by law or administrative practice, the taxable year or other taxable period of the Newco Group shall be treated as closing at the closing of the Distribution Date.

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          (b)  If a taxable year or other taxable period (the "Overlap Period")
cannot be treated as closing at the closing of the Distribution Date under
Section 2.6(a) hereof, and if it is necessary for purposes of this Agreement to determine the Tax liability of any member of the Newco Group or of the Company Group for the period of time in such Overlap Period that either ends at the closing of the Distribution Date or begins on the day after the Distribution Date, such determination shall be made by assuming that such Overlap Period ended at the close of the Distribution Date and that another taxable year or other taxable period begins on the day after the Distribution Date and ends at the end of the Overlap Period, except that exemptions, allowances or deductions that are calculated for the full Overlap Period shall be apportioned on a per
                                                                          ---
diem basis.
----

                                  ARTICLE III
                                  CARRYBACKS

          Without the prior consent of the Company, no member of the Newco Group shall carry back any net operating loss or other Tax attribute (unless required to carry back such loss or Tax attribute by law) from a Period After Distribution to a Period Before Distribution. Provided that the Company consents to the carryback or if the carryback is required by law, the Company (or any other member of the Company Group receiving such refund) shall promptly remit to Newco any refunds it receives with respect to any such carryback.

                                  ARTICLE IV
                                   PAYMENTS

          4.1  PAYMENTS.  Payments due to a party under Article II hereof shall
               --------
be paid not later than 30 days after the receipt or crediting of a refund or the receipt of notice of a Final Determination which results in one of the parties hereto becoming obligated to make a payment hereunder to the other party hereto.

          4.2  NOTICE.  The Company and Newco shall give each other reasonable
               ------
notice of any payment that may be due under this Agreement.

                                   ARTICLE V
                                  TAX AUDITS

          5.1  GENERAL.  Except as provided in Section 5.2, each of Newco and
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the Company shall have sole responsibility for all audits or other proceedings with respect to Tax Returns that it is required to file under Section 2.1.

          5.2  INDEMNIFIED CLAIMS.  The Company or Newco shall promptly notify
               ------------------
the other in writing within 30 days of receiving any proposed adjustment to a Tax Return that may result in liability of the other party (the "Indemnitor") under this Agreement. The Indemnitor shall have the sole right to contest the

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proposed adjustment, and to employ counsel of its choice at its expense;
provided, however, that if the proposed adjustment involves a consolidated, combined or similar Tax Return for which the other party is responsible and cannot be separated from the Tax Return under applicable law, the Indemnitor shall not settle the proposed adjustment without the consent of the other party, which consent shall not be unreasonably withheld. The Indemnitor shall provide the other party with information concerning the proposed adjustments and, in the sole discretion of the Indemnitor, may permit the other party to participate in the proceeding.

                                  ARTICLE VI
                                  COOPERATION

          The Company and Newco shall cooperate with each other in the filing of any Tax Returns and the conduct of any audit or other proceeding and each shall execute and deliver such powers of attorney and make available such other documents as are necessary to carry out the intent of this Agreement. Each party agrees to notify the other party of any audit adjustments which do not result in Tax liability but can be reasonably expected to affect Tax Returns of the other party, or any of its Subsidiaries, for a Period After Distribution. Each party agrees to treat the Distribution for all income tax purposes as a tax-free reorganization and distribution within the meaning of Sections 368(a)(1)(D) and 355 of the Code unless and until there has been a Final Determination that the Distribution is not a tax-free reorganization and distribution within the meaning of Sections 368(a)(1)(D) and 355 of the Code.

                                  ARTICLE VII
                         RETENTION OF RECORDS; ACCESS

          The Company Group and the Newco Group shall (a) in accordance with their current record retention policy, retain records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns in respect of Taxes of the Company Group or of the Newco Group or for the audit of such Tax Returns; and (b) give to the other reasonable access to, and allow for the copying of, such records, documents, accounting data and other information (including computer data) and give access to its personnel (insuring their cooperation) and premises, for the purpose of the review or audit of such Tax Returns to the extent relevant to an obligation or liability of a party under this Agreement.

                                 ARTICLE VIII
                                   DISPUTES

          If the Company and Newco cannot agree on any calculation of any liability under this Agreement, such calculation shall be made by any accounting firm acceptable to both the Company and Newco. The decision of such firm shall be final and binding on both the Company and Newco. The fees and expenses incurred in connection with such calculation shall be borne ratably, in accordance with the

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determination of the allocation of the disputed liability between Company and
Newco.

                                  ARTICLE IX
                           MISCELLANEOUS PROVISIONS

          9.1  NOTICES AND GOVERNING LAW.  All notices required or permitted to
               -------------------------
be given pursuant to this Agreement shall be given, and the applicable law governing the interpretation of this Agreement shall be determined, by the applicable provisions of the Distribution Agreement.

          9.2  TREATMENT OF PAYMENTS.  The parties hereto shall treat any
               ---------------------
payments made pursuant to the terms of this Agreement as a capital transaction for all Tax purposes.

          9.3  BINDING EFFECT; NO ASSIGNMENT; THIRD PARTY BENEFICIARIES.  This
               --------------------------------------------------------
Agreement shall be binding on, and shall inure to the benefit of, the parties and their respective successors and assigns. The Company and Newco hereby guarantee the performance of all actions, agreements and obligations provided for under this Agreement of each member of the Company Group and of the Newco Group, respectively. The Company and Newco shall, upon the written request of the other, cause any of their respective Subsidiaries to execute this Agreement. The Company or Newco shall not assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other party. No person (including, without limitation, any employee of a party or any stockholder of a party) shall be, or shall be deemed to be, a third party beneficiary of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                         ACCUSTAFF INCORPORATED

                         BY:     _________________________________
                         Name:   _________________________________
                         Title:  _________________________________


                         STRATEGIX SOLUTIONS, INC.

                         BY:     _________________________________
                         Name:   _________________________________
                         Title:  _________________________________

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